DISCLOSING PARTY NON-DISCLOSURE AGREEMENT
     This agreement is made as of February 15, 2007 between GUIDELINE, Inc., a New York Corporation headquartered at 625 Avenue of the Americas, 2nd Floor, NY, NY 10011 (“DISCLOSING PARTY”), and the Company whose name is set forth in the signature section below (“Company”).
1.	In connection with the business opportunity currently being explored by DISCLOSING PARTY and COMPANY, COMPANY agrees that all information obtained by it, whether in tangible or intangible form, from or about DISCLOSING PARTY, including, without limitation, information relating to the business opportunity being explored, or information relating to DISCLOSING PARTY’S products, services, technology, marketing, business plans, finances, research, development, know-how or personnel shall be considered Confidential Information. For purposes of this Agreement, Confidential Information shall also include the fact that such discussions are taking place.
2.	For a period of 18 months, COMPANY agrees not to disclose or disseminate the Confidential Information to any third party, except for those of its employees, lawyers, accountants, insurance agents and other professional representatives who have a need to know such Confidential Information for the purpose of COMPANY’S evaluation of the opportunity and who agree to abide by the terms of this Agreement. Except as necessary to evaluate the business opportunity, COMPANY shall not use, reproduce or draw upon the Confidentia1 information for any purpose or circulate it within its organization.
3.	The confidentiality obligations of COMPANY with respect to the Confidential Information shall terminate with respect to any particular portion of the Confidential Information that: (i) is now or subsequently becomes generally known or available to the public, by publication, commercial use or otherwise, through no fault of COMPANY; (ii) was known by COMPANY at the time of disclosure; (iii) was obtained by COMPANY from a third party, free of any obligation of confidence; or (iv) was independently developed by COMPANY without the use of any of the Confidential Information. Confidential Information may be disclosed by COMPANY as required by governmental regulation or pursuant to a subpoena or order of a court, agency or governmental authority which is binding upon COMPANY, provided that COMPANY shall provide prior written notice of such disclosure to DISCLOSING PARTY.
4.	COMPANY shall provide notice to DISCLOSING PARTY of any demand made upon it under lawful process to disclose or provide the Confidential Information. COMPANY agrees to cooperate with DISCLOSING PARTY if DISCLOSING PARTY elects to seek reasonable protective arrangements or oppose such disclosure.
5	COMPANY recognizes that any breach of this Agreement by it would cause irreparable harm to DISCLOSING PARTY which would not be able to be quantified, and that any action for damages would not provide an adequate remedy for such breach. Therefore, in addition to any other remedies available to it, DISCLOSING PARTY would be entitled to judicial enforcement of this Agreement by injunction.
6.	All Confidential Information shall remain the property of DISCLOSING PARTY. This Agreement does not grant any rights to COMPANY with respect to the Confidential Information. Upon written notice from DISCLOSING PARTY at any time, COMPANY shall return to DISCLOSING PARTY or destroy all Confidential Information and any copies or derivative works thereof.

7.	Nothing contained herein shall obligate either party to proceed with any transaction and each party reserves the right, in its sole discretion, to terminate discussions relating to the business opportunity at any time.
8.	This Agreement contains the entire agreement between the parties with respect to Confidential Information and no modification or waiver of the terms of this Agreement shall be binding unless it is in writing signed by an authorized representative of each party.
9.	All Confidential Information is provided “As is” without any warranties, express, implied or otherwise, regarding its accuracy and completeness. Any representations regarding the Confidential Information, if any, will be contained in the documentation consummating the business opportunity, if any.
10.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
The parties hereto have executed this Agreement as of the date first written above.

GUIDELINE, Inc.	infoUSA Inc.

Company Name

625 AVENUE OF THE AMERICAS

Company Address 1

NEW YORK, NY 10011

Company Address 2

	Signed:	/s/ VINOD GUPTA

	Name:	Vinod Gupta
	Title:	Chief Executive Officer